                           OFFER TO PURCHASE FOR CASH
                       19,218,735 SHARES OF COMMON STOCK
                  (INCLUDING THE COMMON SHARE PURCHASE RIGHTS)

                                       OF
                              CRAY RESEARCH, INC.
                                       AT
                              $30.00 NET PER SHARE
                                       BY
                           C ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                             SILICON GRAPHICS, INC.

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 27, 1996,
                         UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS.
                            ------------------------

    THE BOARD OF DIRECTORS OF CRAY RESEARCH, INC. (THE "COMPANY") UNANIMOUSLY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $1.00 per share (the "Shares"), of the Company should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                UNTERBERG HARRIS

February 29, 1996

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   -----
INTRODUCTION..................................................................................................           1
       1.  Terms of the Offer; Proration; Expiration Date.....................................................           2
       2.  Acceptance for Payment and Payment for Shares......................................................           4
       3.  Procedures for Accepting the Offer and Tendering Shares............................................           5
       4.  Withdrawal Rights..................................................................................           8
       5.  Certain Federal Income Tax Consequences............................................................           8
       6.  Price Range of Shares; Dividends...................................................................           9
       7.  Certain Information Concerning the Company.........................................................           9
       8.  Certain Information Concerning Purchaser and Parent................................................          11
       9.  Financing of the Offer and the Merger..............................................................          13
      10.  Background of the Offer; Contacts with the Company; the Merger Agreement...........................          13
      11.  Purpose of the Offer; Plans for the Company After the Offer and the Merger.........................          24
      12.  Dividends and Distributions........................................................................          26
      13.  Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration...          26
      14.  Certain Conditions of the Offer....................................................................          27
      15.  Certain Legal Matters and Regulatory Approvals.....................................................          29
      16.  Fees and Expenses..................................................................................          31
      17.  Miscellaneous......................................................................................          32
Schedule   Directors and Executive Officers of Parent and Purchaser...........................................         I-1
I.

To the Holders of Common Stock of
Cray Research, Inc.:

                                  INTRODUCTION

    C Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and a wholly owned subsidiary of Silicon Graphics, Inc., a corporation organized and existing under the laws of the State of Delaware ("Parent"), hereby offers to purchase 19,218,735 shares (the "Offered Number") of common stock, par value $1.00 per share (the "Company Common Stock"), of Cray Research, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), including the Common Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, as amended, dated May 15, 1989, between the Company and Norwest Bank Minnesota, N.A. (the "Rights Agreement") at a price of $30.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). All references herein to the Rights include all benefits which may inure to stockholders of the Company pursuant to the Rights Agreement, and unless the context requires otherwise, shares of Company Common Stock together with the Rights are herein collectively referred to as the "Shares".

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Unterberg Harris L.P. ("Unterberg Harris"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Citibank, N.A. (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    SALOMON BROTHERS INC ("SALOMON BROTHERS") HAS DELIVERED TO THE BOARD ITS WRITTEN OPINION THAT THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY IN THE OFFER AND THE MERGER IS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. A COPY OF THE OPINION OF SALOMON BROTHERS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SALOMON BROTHERS, IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS HEREWITH.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 25, 1996 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent.

    Following completion of the Offer, the remaining Shares are expected to be converted in the Merger at a one to one ratio into common stock of Parent, par value $0.001 per share ("Parent Common Stock"). As more completely described below, if fewer than 19,218,735 of the Shares are purchased in the Offer, the remaining Company stockholders will receive in the Merger a fraction of a share of Parent Common Stock and cash for each Share so that the aggregate cash and stock consideration paid in the Merger is the same as if the Offer had been fully subscribed. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company (collectively, "Ineligible Shares"), and other than Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware
Law) will be cancelled and converted automatically into the right to receive (i)
1.00 fully paid and non-assessable share of Parent Common Stock (the "Exchange Ratio"); PROVIDED, HOWEVER, that if Purchaser accepts for payment and pays for fewer than 19,218,735 Shares in the Offer (the number of Shares so accepted for payment and paid for being referred to herein as the "Accepted Share Number"), then the Exchange Ratio shall be equal to a fraction, (A) the numerator of which is equal to (x) the number of outstanding Shares immediately prior to the Effective Time (excluding Ineligible Shares) (the "Final Outstanding Number") PLUS (y) the Accepted Share Number MINUS (z) the Offered Number and (B) the denominator of which is the Final Outstanding Number and (ii) if the Exchange Ratio has been adjusted pursuant to the immediately preceding PROVISO, an amount in cash equal to a fraction, (A) the numerator of which is the product of the $30.00 (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") and the amount by which the Offered Number exceeds the Accepted Share Number and (B) the denominator of which is the Final Outstanding Number. The Merger Agreement is more fully described in Section 10.

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the number of directors on the Board multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 11. A proxy statement (which will also constitute a prospectus for the Parent Common Stock issuable in the Merger) containing detailed information concerning the Merger will be furnished to stockholders of the Company in connection with a special meeting to be called by the Company to vote on the Merger. Purchaser will vote all Shares acquired pursuant to the Offer in favor of the Merger. Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1. TERMS OF THE OFFER; PRORATION; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, March 27, 1996; PROVIDED, HOWEVER, that Parent may, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), extend the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    If more than 19,218,735 Shares are validly tendered prior to the Expiration Date and not withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a PRO RATA basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn.

    Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, Purchaser would not expect to announce the final results of proration until approximately seven New York Stock Exchange ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Depositary, and may also be able to obtain such preliminary information from their brokers. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

    Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares. See Section 4.

    Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) change or waive the Minimum Condition or (v) modify the conditions to the Offer set forth in Section 14 or impose conditions to the Offer in addition to those set forth in Section 14. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase or decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such increase or decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the later to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

    Parent intends to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Parent currently intends to file this document by a date that would allow the applicable HSR waiting period for the Offer to expire on or prior to 11:59 p.m., New York City time, on March 27, 1996. Absent any action by the FTC or the Antitrust Division, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date of this filing. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Parent with respect to the Offer. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Parent intends to request early termination of the waiting period, although there can be no assurance that this request will be granted. See Section 15 for additional information regarding the HSR Act.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Payment for Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of shares validly tendered and not withdrawn. See Section
1. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including because of proration), Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or that signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

           (i)
           such tender is made by or through an Eligible Institution;

          (ii)
           a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

         (iii)
           the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after February 25,
1996). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 28, 1996. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible
Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the first sentence of this paragraph.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer and the receipt of Parent Common Stock or a combination of Parent Common Stock and cash pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. This will be the case whether a stockholder of the Company sells Shares pursuant to the Offer, the Merger, or both.

    A tendering stockholder whose Shares are accepted for sale pursuant to the Offer generally will recognize gain or loss on the date the Offer is consummated equal to the difference between such stockholders' tax basis in the Shares accepted for purchase and the amount of cash received in exchange therefor. A stockholder who receives Parent Common Stock or a combination of Parent Common Stock and cash in exchange for Shares pursuant to the Merger will recognize gain or loss at the Effective Time in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of the Parent Common Stock, if any, received by the stockholder and (ii) such stockholders' tax basis in the Shares surrendered. The fair market value of the Parent Common Stock likely will equal the trading value per share of Parent Common Stock on the date on which the Merger occurs.

    Gain or loss will be calculated separately for each block of Shares (i.e., Shares purchased at the same time and price) surrendered by a stockholder. Such gain or loss will be capital gain or loss if the Shares were capital assets in the hands of the stockholder, and will be long-term capital gain or loss if, at the time of the exchange, the Shares were held by the stockholder for more than one year. Under present law, long-term capital gains are generally taxable at a maximum rate of 28% for individuals and 35% for corporations.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service. The Company has not paid any dividends on the Shares during the periods set forth below.

                                                                              HIGH          LOW
                                                                           -----------  -----------
1994
  First Quarter..........................................................  $     33-3/4 $     25-3/8
  Second Quarter.........................................................        29-3/4       19-1/8
  Third Quarter..........................................................         24          20-1/4
  Fourth Quarter.........................................................        21-1/2       14-5/8
1995
  First Quarter..........................................................  $     18-5/8 $     14-5/8
  Second Quarter.........................................................         26          18-1/8
  Third Quarter..........................................................        29-1/4       21-3/4
  Fourth Quarter.........................................................        24-7/8       20-1/4
1996
  First Quarter (through February 28, 1996)..............................  $     28-7/8 $      24

    On February 23, 1996, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $25 1/4. On February 28, 1996, the last full trading day prior to the date of this Offer to Purchase, the closing price per Share as reported on the NYSE was $28 5/8.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

    GENERAL. The Company is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 655A Lone Oak Drive, Eagan, Minnesota, 55121. The Company is principally engaged in the development, manufacture and sale of high-performance supercomputer systems that are used primarily by scientists and engineers to perform computational research. Computational research allows researchers to investigate areas that are physically impossible or impracticable to study in any other way. The Company's computational systems are used in many commercial industries including aerospace, automotive, chemical/pharmaceutical and petroleum, as well as in many public and private research centers, such as government and environmental science organizations and universities.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Current Report on Form 8-K, expected to be filed on February 29, 1996 (the "Form 8-K"), and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Form 10-K"). More comprehensive financial information is included in the Form 8-K, the Form 10-K, and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                              CRAY RESEARCH, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             FISCAL YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1995           1994           1993
                                                                       -------------  -------------  -------------
Income Statement Data:
  Total revenue......................................................  $     676,244  $     921,609  $     894,857
  Operating income (loss)............................................       (238,219)        74,472         87,795
  Earnings (Loss) before taxes.......................................       (235,796)        77,733         84,443
  Net earnings (loss)................................................  $    (226,364) $      55,696  $      60,855
                                                                       -------------  -------------  -------------
  Earnings (Loss) per common and common equivalent share.............  $       (8.95) $        2.16  $        2.33
                                                                       -------------  -------------  -------------
  Average number of common and common equivalent shares
   outstanding.......................................................         25,282         25,845         26,118
                                                                       -------------  -------------  -------------


                                                                             AT DECEMBER 31,
                                                                       ----------------------------
                                                                           1995           1994
                                                                       -------------  -------------
Balance Sheet Data:
  Current assets.....................................................  $     497,905  $     534,038
  Total assets.......................................................        978,054      1,181,879
  Current liabilities................................................        272,172        237,939
  Long term debt, excluding current installments.....................         92,682         97,000
  Other long term obligations........................................         10,772         18,030
  Stockholders' equity...............................................        602,428        828,910

    In connection with Parent's review of the Company and in the course of the negotiations between the Company and Parent described in Section 10, the Company provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available, including, among other things, financial projections for fiscal 1996 prepared by management of the Company in order to formulate a business plan for 1996 (the "Projections"). The Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger.

    According to the Projections, the Company has estimated that it will have total revenue of $921,702,000 and net earnings of $36,902,000 for the year ending December 31, 1996.

    PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. MOREOVER, THE COMPANY OPERATES IN A HIGHLY COMPETITIVE ENVIRONMENT THAT IS RAPIDLY CHANGING AND THAT INVOLVES A NUMBER OF RISKS, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THESE RISKS, WHICH COULD SIGNIFICANTLY AFFECT THE PROJECTIONS, INCLUDE CUTBACKS IN GOVERNMENT SPENDING, IMPLEMENTATION OF PROTECTIONIST TRADE POLICIES IN THE U.S. OR ABROAD AND THE RISKS ARISING OUT OF THE FACT THAT SINCE A SMALL NUMBER OF LARGE SYSTEM SALES COMPRISE A SIGNIFICANT PORTION OF THE COMPANY'S SALES REVENUE, THE TIMING OF EQUIPMENT ACCEPTANCE DATES ON THESE LARGE SYSTEMS CAN SIGNIFICANTLY AFFECT RESULTS FOR ANY PARTICULAR PERIOD. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WILL BE REALIZED OR THAT ACTUAL RESULTS WILL NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PARENT BY THE COMPANY. NONE OF PARENT,
PURCHASER, THE COMPANY OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street,
N.W., Room 1024, Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

    8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Purchaser is a newly incorporated corporation organized and existing under the laws of the State of Delaware organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 2011 North Shoreline Boulevard, Mountain View, California 94043. Purchaser is a wholly owned subsidiary of Parent.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    Parent is a corporation organized and existing under the laws of the State of Delaware. Its principal offices are located at 2011 North Shoreline Boulevard, Mountain View, California 94043. Parent is the leading manufacturer of high-performance visual computing systems. Parent provides interactive three-dimensional graphics, digital media and multiprocessing supercomputing technologies to technical, scientific and creative professionals. Parent's core technologies -- including interactive three-dimensional graphics, digital media, RISC microprocessors and symmetric multiprocessing -- combine to provide customers with an array of desktop graphics workstations, multiprocessing servers, advanced computing platforms and application software.

    Parent's core computing systems are complemented by several wholly and partially owned subsidiaries. MIPS Technologies, Inc. ("MTI") designs and licenses the MIPS-Registered Trademark- RISC microprocessor family, used in Parent products and those of other companies for computer, consumer and embedded control applications. Silicon Studio, Inc. provides software tools, support and training for application and content developers in the film, video, publishing and interactive television markets. Alias--Wavefront develops advanced tools for digital design and content creation. Interactive Digital Solutions, a joint venture, provides interactive video capabilities to telephone company networks and cable TV systems.

    The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in
Schedule I hereto.

    Set forth below are certain selected consolidated financial data relating to Parent and its subsidiaries for Parent's last three fiscal years, which have been excerpted or derived from the audited financial statements contained in Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 and from the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995, in each case filed by Parent with the Commission. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information about the Company in Section 7.

                             SILICON GRAPHICS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       SIX MONTHS ENDED DECEMBER
                                                  FISCAL YEAR ENDED JUNE 30,                      31,
                                          -------------------------------------------  --------------------------
                                              1995           1994           1993           1995          1994
                                          -------------  -------------  -------------  -------------  -----------
Income Statement Data:
  Total revenue.........................  $   2,228,268  $   1,537,766  $   1,132,869  $   1,267,012  $   998,074
  Operating income from continuing
   operations...........................        307,272        193,829        119,971        142,890      148,413
  Income before income taxes............        316,719        198,608        120,491        155,930      147,369
  Net income............................  $     224,856  $     141,414  $      82,803  $     110,710  $   104,139
                                          -------------  -------------  -------------  -------------  -----------
  Common shares and common share
   equivalents used in the calculation
   of net income per common share.......        175,435        165,149        154,887        178,268      173,155
                                          -------------  -------------  -------------  -------------  -----------
  Net income per common share from
   continuing operations................  $        1.28  $        0.86  $        0.53  $        0.62  $      0.60
                                          -------------  -------------  -------------  -------------  -----------

                                                                            AT JUNE 30,
                                                                    ----------------------------  AT DECEMBER 31,
                                                                        1995           1994            1995
                                                                    -------------  -------------  ---------------
Balance Sheet Data:
  Current assets..................................................  $   1,508,873  $   1,058,033   $   1,497,280
  Total assets....................................................      2,206,619      1,567,052       2,265,487
  Current liabilities.............................................        573,182        377,238         544,628
  Long term debt and other........................................        287,267        252,645         277,575
  Stockholders' equity............................................      1,346,170        937,169       1,443,284

    Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since June 30, 1993, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since June 30, 1993, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $580,483,050. Purchaser will obtain all of such funds from Parent or its affiliates. Parent will provide such funds from cash on hand.

    10.   BACKGROUND  OF  THE  OFFER; CONTACTS  WITH  THE  COMPANY;  THE  MERGER
AGREEMENT.

    On October 5, 1995, the Executive Committee of the Board determined that it would be in the best interests of the Company and its stockholders for the Company to take an active approach in pursuing opportunities with other companies.

    On November 21, 1995, members of management met with representatives of Salomon Brothers and analyzed and discussed potential strategic alliances. In December, the Company communicated to representatives of several companies that the Company was interested in exploring opportunities for collaboration, strategic alliance or some form of business combination. Discussions with certain of these companies followed.

    In late 1995, senior executives at the Company approached their counterparts at Parent to suggest the possibility of a business combination involving the two companies. A confidentiality agreement with respect to these discussions was entered into in December 1995, and shortly thereafter a meeting of representatives of the two companies was held at the Company's headquarters in Eagan, Minnesota. At that meeting, the parties discussed their respective product and technology plans and financial outlooks, and how the two companies might consolidate their operations in the event of a business combination. No acquisition proposal was made at or following this meeting, but representatives of the two companies continued to be in communication, and a follow-up meeting, including each company's financial and legal representatives, was held in California on January 22, 1996.

    On February 3, 1996 representatives of the Company had a discussion with representatives of Parent in which Parent expressed the interest of its Board of Directors in a business combination with the Company whereby the Company would be maintained as a separate operating unit. Parent and the Company discussed the timetable for a due diligence evaluation of the Company in connection with the proposed business combination.

    On February 5, 1996, a regular meeting of the Board was held to discuss, among other things, the Company's strategic partnering efforts as well as the recent communications between representatives of the Company and representatives of Parent. At this meeting, the Company's management reviewed communications with Parent, the respective technological abilities of Parent and the Company as well as the potential synergies of a combination of the Company with Parent and other matters related thereto. At the conclusion of the meeting, the Board determined that it would be consistent with the Company's objectives to continue to investigate a possible business combination with Parent as well as other possible strategic alternatives for the Company.

    On February 13, 1996, at a special meeting of the Board, management reviewed the status of its continuing discussions. Representatives of Salomon Brothers then reviewed the environment in which the Company operates, the pressures facing industry participants, strategies undertaken by other industry participants, the reaction of the stock market to major industry transactions, public trading values of Parent and the Company, valuations of the Company and the methodology by which such valuations were derived.

    On February 14, 1996 the parties and their financial and legal representatives met to discuss whether a business combination could be agreed to on terms acceptable to both sides. The parties discussed several possible transaction structures and values. After further discussions and negotiations, which continued into the following day, the parties agreed to discuss with their boards of directors a transaction valued at $30 per Share in cash for 75% of the Shares and one share of Parent Common Stock for each remaining Share.

    On February 18, 1996, a special meeting of the Board was held. At the meeting, the executive officers indicated that the Parent was interested in acquiring the Company, subject to further due diligence, negotiation of a satisfactory agreement, approval by its Board of Directors and certain other conditions, pursuant to a cash tender offer to acquire 75% of the outstanding shares of common stock of the Company's for $30 per share, net to the seller in cash, and followed by a merger. At the conclusion of the meeting the Board determined that the Company should continue to negotiate the terms of a business combination with the Parent, including but not limited to the terms and provisions of a merger agreement, which would be subject to final review and approval by the Board.

    During the week of February 19, 1996, the parties conducted due diligence investigations of each other's businesses, negotiated the terms of a definitive merger agreement and, beginning in the afternoon of February 23, 1996, had meetings and telephone calls with certain key customers of the Company to discuss the potential transaction.

    On Tuesday, February 20, 1996, the Board of Directors of Parent met by telephone conference with Parent's management and financial and legal representatives to review the results of the negotiations held on February 14, 1996 and to discuss a preliminary draft of the Merger Agreement.

    On Sunday, February 25, 1996, the Board of Directors of Parent met by telephone conference with Parent's management and financial and legal representatives to review the results of Parent's due diligence investigation of the Company and the terms of the proposed Merger Agreement, which was unanimously approved at this meeting.

    On February 25, 1996, a special meeting of the Board was held. At such meeting, the Board reviewed with certain of its executive officers, legal counsel and financial advisors the discussion and negotiations between the Company and Parent. Following such discussions, the Board heard presentations by its legal counsel on the terms and conditions contained in the proposed merger agreement and by Salomon Brothers on its analysis of the proposed transaction. Representatives of

Salomon Brothers then discussed matters related to the proposed transaction with Parent. At the conclusion of their presentation, Salomon Brothers delivered its oral opinion to the Board (subsequently confirmed by a written opinion) that, as of such date, the consideration to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to the stockholders of the Company. Thereafter, the Board authorized the Offer, the Merger and the execution and delivery of the Merger Agreement substantially in the form presented to it; and recommended that the stockholders of the Company accept the Offer and tender their shares to Parent and approve and adopt the Merger Agreement.

    The Merger Agreement was executed that evening and announced before the opening of trading on the NYSE on the following morning.

    On February 29, 1996, Purchaser commenced the Offer.

THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that no change in the Offer may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares to be purchased in the Offer, changes or waives the Minimum Condition or which imposes conditions to the Offer in addition to those set forth in Section 14 hereof.

    Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for, as promptly as practicable after expiration of the Offer, all Shares validly tendered and not withdrawn; PROVIDED, HOWEVER, that notwithstanding the foregoing Parent may, in its sole discretion, extend the expiration date of the Offer for up to 15 business days, and agrees on a one-time basis, if all other conditions to the Offer have been met, to extend the expiration date for the Offer for 10 business days if on the relevant date of expiration at least 45% of the then outstanding Shares (calculated on a fully diluted basis) have been tendered and not withdrawn from the Offer.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent. Upon consummation of the Merger, each Share held in the treasury of the Company and each Ineligible Share shall be cancelled and retired without payment of any consideration thereof and cease to exist.

    Following completion of the Offer, the remaining Shares are expected to be converted at a one to one ratio into Parent Common Stock. As more completely described below, if fewer than 19,218,735 of the Shares are purchased in the Offer, the remaining Company stockholders will receive a fraction of a share of Parent Common Stock and cash for each Share so that the aggregate cash and stock consideration paid in the Merger is the same as if the Offer had been fully subscribed. Subject to adjustment to remove fractional shares, each remaining outstanding Share (other than Shares held by stockholders who have demanded and perfected appraisal rights, if any, under Delaware Law) shall be converted into the right to receive (i) 1.00 fully paid and non-assessable share of Parent's Common

Stock (the "Exchange Ratio"); PROVIDED, HOWEVER, that if Purchaser accepts for payment and pays for less than 19,218,735 Shares in the Offer, then the Exchange Ratio shall be equal to a fraction, (A) the numerator of which is equal to (x) the Final Outstanding Number PLUS (y) the Accepted Share Number MINUS (z) the Offered Number and (B) the denominator of which is the Final Outstanding Number and (ii) if the Exchange Ratio has been adjusted pursuant to the immediately preceding PROVISO, an amount in cash equal to a fraction, (A) the numerator of which is the product of the Per Share Amount and the amount by which the Offered Number exceeds the Accepted Share Number and (B) the denominator of which is the Final Outstanding Number.

    Pursuant to the Merger Agreement, each share of common stock, no par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock, par value $1.00 per share, of the Surviving Corporation.

    Under the Merger Agreement, all options to purchase Company Common Stock granted under the Cray Research, Inc. 1985 Incentive Stock Option and Nonstatutory Option Plan (the "1985 Employee Plan"), the Cray Research, Inc. 1989 Employee Benefit Stock Plan (the "Employee Stock Plan") and the Cray Research, Inc. 1989 Non-Employee Directors' Stock Option Plan (the "Directors' Plan" and, together with the 1985 Employee Plan and the Employee Stock Plan, the "Stock Option Plans") or pursuant to any other arrangement adopted by the Board to provide options to directors, officers or employees of the Company (in any such case, an "Option") then outstanding shall be assumed by Parent as set forth below. The above plans, along with all other employee related plans, are herein collectively referred to as the "Employee Plans."

    At the Effective Time, the Company's obligations with respect to each outstanding Option, whether vested or unvested, shall, by virtue of the Merger Agreement and without any further action of the Company, Parent or the holder of any Option, be assumed by Parent. Each Option so assumed by Parent under the Merger Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Stock Option Plan and the applicable stock option agreement as in effect immediately prior to the Effective Time, except that (i) such Option will be exercisable for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Option immediately prior to the Effective Time multiplied by 1.0, subject to adjustment to eliminate fractional shares, rounded up to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Option was exercisable immediately prior to the Effective Time by 1.0, subject to adjustment to eliminate fractional shares, and rounding the resulting exercise price up to the nearest whole cent.

    Under the Merger Agreement, the Convertible Debentures shall, pursuant to the terms of the Indenture, dated as of February 1, 1986, between the Company and Manufacturers Hanover Trust Company, as Trustee (the "Indenture"), become thereafter convertible only into that number of shares of Parent Common Stock and cash, if any, that the holder of any such Convertible Debentures would have received if such holder had converted such Convertible Debentures immediately prior to the Effective Time as provided in Section 15.06 of the Indenture. Parent shall execute and deliver a supplemental indenture (the "Supplemental Indenture"), which shall evidence Parent's assumption of the Convertible Debentures and provide that the holder of each Convertible Debenture shall have the right thereafter to convert such Convertible Debenture as described above, in each case in accordance with the terms of the Indenture.

    The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the Certificate of Incorporation of Purchaser will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Cray Research, Inc." The Merger Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

    AGREEMENTS OF PARENT, PURCHASER AND THE COMPANY. Pursuant to the Merger Agreement, the Company and Parent shall promptly as practicable after the execution of the Merger Agreement prepare and file with the Commission preliminary proxy materials which shall constitute the proxy statement relating to the meeting of the Company's Stockholders (the "Company Stockholders' Meeting") to be held in connection with the Merger and the Registration Statement on Form S-4 to be filed with the Commission by Parent relating to the Parent Common Stock to be issued in connection with the Merger (the "Registration Statement"). As promptly as practicable after comments are received from the Commission thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the Commission a combined proxy and registration statement on Form S-4 (or on such other form as shall be appropriate) relating to the approval of the Merger by the stockholders of the Company and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Company has agreed, subject to its fiduciary duties under applicable law as advised by opinion of counsel, to include in the Proxy Statement the recommendation of the Board in favor of the Merger.

    The Company shall in accordance with Delaware Law and the Company's Certificate of Incorporation and By-laws call and hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, PROVIDED that the Company shall not be required to call or hold a stockholders meeting while the Offer remains outstanding. The Company shall use its reasonable best efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Subject to its fiduciary duties under applicable law as advised by opinion of counsel, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approvals.

    Pursuant to the Merger Agreement, the Company has covenanted and agreed that, subject to certain exceptions, between the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the business of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, to take all reasonable action necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of all current patents, registered and material unregistered trademarks and service marks, registered and unregistered copyrights, trade names and any applications therefor owned by the Company (the "Company Intellectual Property Rights"), all material third-party patents, trademarks or copyrights which are incorporated in, are, or form a part of any Company product (the "Third Party Intellectual Property Rights"), and material contracts of the Company and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. The Merger Agreement provides that, except as contemplated therein, neither the Company nor any of its Subsidiaries shall, between the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following, without the prior written consent of Parent: (a) amend or otherwise change its Certificate of Incorporation or By-laws; (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any of its subsidiaries or affiliates (except for the issuance of shares of the Company Common Stock issuable pursuant to the exercise of Options under the Stock Option Plans or pursuant to rights to purchase such shares under the Company's Employee Stock Purchase Plan, which Options or rights, as the case may be, are outstanding on the date of the Merger Agreement or with respect to the Convertible Debentures); (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice which individually and in the aggregate do not exceed $1,000,000 and (ii) dispositions of obsolete or worthless assets); (d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of Options or restricted stock granted under the Stock Option Plans or authorize cash payments in exchange for any such Options or restricted stock; (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing; (f) sell, transfer, license, sublicense or otherwise dispose of any Company Intellectual Property (other than in the ordinary course of business, consistent with past practice, in connection with systems sales and software developer programs), or amend or modify any existing agreements with respect to any Company Intellectual Property or Third Party Intellectual Property Rights; (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except to employees in the ordinary course consistent with past practice; (iii) enter into or amend any contract or agreement other than in the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of the Company's budgeted capital expenditures for 1996; PROVIDED, HOWEVER, that no more than one half of such amount shall be made or firmly committed prior to June 30, 1996, and, PROVIDED, FURTHER that the Company will give Parent prior notice of the making or the firm commitment of more than $5 million of capital expenditure in any calendar quarter; (v) terminate any material contract or amend any of its material terms (other than amendments to existing credit arrangements designed to remedy defaults thereunder); or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by
(i) through (v); (h) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries except in accordance with the Company's existing severance policy or establish, adopt, enter into or amend any Employee Plan (other than amendments required in order to effect the Merger Agreement); (i) take any action, other than as required by GAAP, to change accounting policies or procedures or cash maintenance policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable); (j) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of federal income tax or material state corporate income or franchise tax, except to the extent the amount of any such settlement has been reserved for on the Company's most recent report filed with the Commission; (k) pay, discharge, settle, or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice; (l) except as may be required by law, take any action to terminate or amend any Employee Plan (other than amendments required in order to effect the Merger Agreement); (m) permit any increase in the number of employees of the Company employed by the Company on the date of the Merger Agreement other than pursuant to an employee plan to be agreed to by the Company and Parent as promptly as practicable after the date of the Merger Agreement, acting reasonably and in good faith; or (n) take, or agree in writing or otherwise to take, any of the actions described in sections (a) through (m) above, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants under the Merger Agreement or result in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied.

    Pursuant to the Merger Agreement, the Company has agreed that it shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage (including by way of furnishing information) the initiation of any inquiries or proposals regarding any merger, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender or exchange offer) or similar transactions involving the Company or any subsidiaries of the Company (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); PROVIDED, HOWEVER, that nothing contained in the Merger Agreement shall prevent the Board from referring any third party that contacts the Company on an unsolicited basis after the date of the Merger Agreement concerning an Alternative Transaction (as defined below) (provided that Parent is concurrently notified of such contact and referral). The parties have agreed that nothing contained in the Merger Agreement shall prevent the Board, after receiving an opinion of outside counsel to the effect that the Board is required to do so in order to discharge properly its fiduciary duties, from considering, negotiating, approving and recommending to the stockholders of the Company an unsolicited bona fide written Acquisition Proposal which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors) (i) would result in a transaction more favorable to the Company's stockholders than the transaction contemplated by the Merger Agreement and (ii) is made by a person financially capable of consummating such Acquisition Proposal (any such Acquisition Proposal being referred to herein as a "Superior Proposal"). The Company shall immediately notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. If the Board receives a request for material nonpublic information by a party who makes a bona fide Acquisition Proposal and the Board determines that such proposal, if consummated pursuant to its terms is a Superior Proposal, then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and Parent, provide such party with access to information regarding the Company. The Merger Agreement also provides that the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Purchaser) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party. The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this paragraph; and shall be responsible for any breach of this paragraph by such bankers, advisors and representatives (PROVIDED, HOWEVER, that the Company shall not be liable for any consequential damages with respect to such breaches).

    For purposes of the Merger Agreement, "Alternative Transaction" means (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires more than 20% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company and its subsidiaries having a fair market value equal to more than 20% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

    The Merger Agreement provides that during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, Parent shall, unless the Company shall otherwise agree in writing, conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent  with  past  practice, other  than  actions  taken by  Parent  or its subsidiaries in contemplation of the Merger, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company: (a) amend or otherwise change Parent's Certificate of Incorporation (other than with respect to immaterial changes thereto), or amend the terms of the Parent Common Stock; (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, which, in each case, would materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement; (c) sell, transfer, license, sublicense or otherwise dispose of any material assets; or (d) take, or agree in writing or otherwise to take, any of the actions described in this paragraph or any action which would make any of the representations or warranties of Parent contained in the Merger Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants thereunder or would result in any of the conditions to the merger to be satisfied by Parent not being satisfied.

    The Merger Agreement provides that promptly upon the purchase by Purchaser of a majority of the outstanding Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Purchaser shall be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate such number of directors, rounded up to the next greatest whole number, on the Board as will give Purchaser representation on the Board equal to that number of directors which equals the product of the total number of directors on the Board (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its affiliates) bears to the number of Shares outstanding. The Merger Agreement also provides that, at such times, the Company will also cause (i) each committee of the Board of Directors, (ii) if requested by Purchaser, the board of directors of each of the Company's subsidiaries and
(iii) if requested by Purchaser, each committee of such board to include persons designated by Purchaser constituting the same percentage of each such committee or board as Purchaser's designees are of the Board. The Company shall, upon request by Purchaser, promptly increase the size of the Board or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser designees to be elected to the Board and shall cause Purchaser's designees to be so elected.

    The Merger Agreement provides that subject to applicable law, the Company shall promptly take all action necessary pursuant to the Merger Agreement and the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the Merger Agreement and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under the Merger Agreement. Parent and Purchaser will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

    Pursuant to the Merger Agreement, the Surviving Corporation and Parent shall honor the terms and provisions in the Employment Agreement, dated May 27, 1995, between the Company's chief executive officer, J. Phillip Samper, and the Company. The Merger Agreement also provides that the Surviving Corporation shall, subject to certain exceptions set forth in the Merger Agreement, offer severance benefits to the Company's employees generally consistent with those given in the Company's most recent reduction in force and, in general, in accordance with the 1995 Amended and Restated Severance Pay Plan for Cray Research, Inc.

    The Merger Agreement further provides that the Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors or officers of the Company, unless such modification is required by law.

    The Merger Agreement also provides that the Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's and Parent's, as the case may be, Certificate of Incorporation or By-Laws, indemnify and hold harmless, each director and officer of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission by such director or officer by virtue of their holding the office of director or officer occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation and Parent and (ii) neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

    Pursuant to the Merger Agreement Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, upon exercise of the Options and upon conversion of the Convertible Debentures, to be approved for listing on the NYSE.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, capitalization, compliance with law, material contracts, litigation, employee benefit plans, labor matters, Commission filings, real property and leases, taxes, intellectual property and environmental matters. In addition to the foregoing, the Merger Agreement also contains the representations of the Company described below.

    The Company has represented that the Board has taken all necessary action to amend the Rights Agreement, so that (A) none of the execution or delivery of the Merger Agreement or the making of the Offer will cause (i) the Rights to become exercisable under the Rights Agreement, (ii) Parent or Purchaser or any of their affiliates to be deemed an "Acquiring Person" (as defined in the Rights Agreement) or (iii) the "Shares Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event, (B) none of the acceptance for payment or payment for Shares by Purchaser pursuant to the Offer or the consummation of the Merger will cause (i) the Rights to become exercisable under the Rights Agreement or (ii) Parent or Purchaser or any of their affiliates to be deemed an Acquiring Person or (iii) the Shares Acquisition Date to occur upon any such event, and (C) the "Expiration Date" (as defined in the Rights Agreement) shall occur no later than immediately prior to the purchase of shares pursuant to the Offer. The Company has also represented that the "Distribution Date" (as defined in the Rights Agreement) has not occurred.

    The Company has represented that the Board has taken all necessary action to amend the Cray Research, Inc. Executives Severance Compensation Plan, the Cray Research, Inc. Key Management/ Professional Severance Compensation Plan and the Cray Research, Inc. General Employee Severance Compensation Plan (collectively, the "Parachute Plans") so that none of the execution, delivery or performance of the Merger Agreement, including, without limitation, consummation of the Offer and the Merger shall constitute a "Change of Control" for the purposes of such Parachute Plans.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the Commission; (b) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company; (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (d) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar binding legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;
(e) the Parent Common Shares to be issued in the Merger, upon exercise of the Options and upon conversion of the Convertible Debentures shall have been approved for listing, subject to notice of issuance, on the NYSE; and (f) Parent shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer.

    In addition to the foregoing, the obligations of Parent and Purchaser to effect the Merger are also subject to the following conditions: (a) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by the Merger Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a material adverse effect on the Company, with the same force and effect as if made on and as of the Effective Time; (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; (c) all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby shall have been obtained and made by the Company; (d) there shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries, as a result of the Merger or the transactions contemplated by the Merger Agreement; (e) since the date of the Merger Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of the Company or any subsidiary of the Company having or reasonably likely to have a material adverse effect; and (f) Parent shall have received from each officer and director who is identified as an "affiliate" of the Company an affiliate agreement, and each such affiliate agreement shall be in full force and effect.

    Finally the obligation of the Company to effect the Merger is also subject to the following conditions: (a) the representations and warranties of Parent and Purchaser contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by the Merger Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) failures to be true and correct that would not have a material adverse effect on the Company, with the same force and effect as if made on and as of the Effective Time; (b) Parent and Purchaser shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time; (c) all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Purchaser for the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated thereby shall have been obtained and made by Parent and Purchaser; and (d) since the date of the Merger Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any subsidiary of Parent having or reasonably likely to have a material adverse effect.

    TERMINATION; FEES AND EXPENSES. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company: (a) by mutual written consent duly authorized by the boards of directors of Parent and the Company; or (b) by either Parent or the Company if the Merger shall not have been consummated by September 30, 1996 (PROVIDED that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (d) by Parent, if the Offer shall not have been consummated prior to June 30, 1996

(PROVIDED that Parent is not then in material breach of the Merger Agreement); or (e) by Parent, if (i) the Board shall withdraw, modify or change its recommendation of the Merger Agreement, the Offer or the Merger in a manner adverse to Parent or shall have resolved to do so; or (ii) the Board shall have taken a "neutral" position with respect to an Alternative Transaction; or (iii) any person or "group" (other than Parent or an affiliate of Parent) becomes the owner of 20% or more of the outstanding shares of Company Common Stock; or (f) by Parent or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Parent and Purchaser, respectively, set forth in the Merger Agreement or in certain events where the representations or warranties of the Company or Parent and Purchaser, respectively, shall have become untrue, (a "Terminating Breach"), PROVIDED that, if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than September 30, 1996) by Parent or the Company, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent or the Company, as the case may be, continues to exercise such reasonable best efforts, neither the Company nor Parent, respectively, may terminate the Merger Agreement under this provision until the expiration of such period without such Terminating Breach having been cured; or
(g) by the Company or Parent, if the Board shall have resolved to accept, or accepted, a Superior Proposal.

    In the event of the termination of the Merger Agreement, the Merger Agreement provides that it shall forthwith become void and there shall be no liability thereunder on the part of any party thereto, or any of its affiliates, directors, officers or stockholders except under the provisions of the Merger Agreement related to fees and expenses described below and under certain other provisions of the Merger Agreement which survive termination.

    Except as described herein, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

    The Company has agreed to pay Parent a fee of $25,000,000 (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Parent, not in excess of $2,500,000, relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of Parent's counsel), if the Merger Agreement is terminated because (i) the Board has withdrawn or changed its recommendation of the Merger Agreement or the Merger in a manner adverse to Parent or taken a "neutral" position with respect to an Alternative Transaction or any person or group (other than Parent or an affiliate of Parent) becomes the owner of 20% or more of the outstanding shares of Company Common Stock, or if the Board shall have resolved to accept, or accepted, a Superior Proposal, (ii) the Company has committed a Terminating Breach and has failed to cure such breach in the manner set forth above, (iii) the Offer has not been consummated by June 30, 1996 and an Alternative Transaction has been publicly announced and not withdrawn or (iv) an Alternative Transaction is consummated on or prior to December 31, 1996, provided Parent or Purchaser in each case is not in intentional material breach of its obligations under the Merger Agreement.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. A proxy statement (which will also constitute a prospectus for the Parent Common Stock issuable in the Merger) containing detailed information concerning the Merger will be furnished to stockholders of the Company in connection with a special meeting to be called by the Company to vote on the Merger. The Board of Directors of the

Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by Delaware Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

    If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination, (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer or (iii) 19,218,735 Shares are purchased in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses.

    Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its Subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business.

    12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any of its subsidiaries or affiliates (except for the issuance of shares of the Company Common Stock issuable pursuant to the exercise of Options under the Stock Option Plans or pursuant to rights to purchase such shares under the Company Stock Purchase Plan, which Options or rights, as the case may be, are outstanding on the date of the Merger Agreement or with respect to the Convertible Debentures); or (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing. See Section 10. If, however, the Company should, during the pendency of the Offer, implement any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock then the Exchange Ratio shall be adjusted to fully reflect such action.

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. Since Parent is only offering to purchase 19,218,735 Shares (approximately 75% of the currently outstanding Shares) it is unlikely that any of the foregoing provisions would be triggered by consummation of the Offer. However, if, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

    If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than $30.00 per share.

    The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE or NASDAQ reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after February 25, 1996, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

       (a) there shall have been instituted or be pending or threatened any action or proceeding by any governmental or quasi-governmental authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other transaction contemplated by the Merger Agreement (the "Transactions"), or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm material limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a material adverse effect or which is reasonably likely to materially adversely affect the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of the Company or Parent;

       (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely in the good faith judgment of the Parent to result, directly or indirectly, in any of the consequences referred to in clauses
    (i) through (v) of paragraph (a) above;

       (c) after February 25, 1996, there shall have occurred any change, condition, event or development that has a material adverse effect on the Company;

       (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities or other national or international crisis directly or indirectly involving the United States or (iv) in the case of any of the foregoing existing on the date of the Merger Agreement, in the good faith judgment of the Parent a material acceleration or worsening thereof;

       (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or (ii)
    (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

       (f) any representation or warranty of the Company in the Merger Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement, except for (i) changes contemplated by the Merger Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a material adverse effect on the Company;

       (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

       (h) the Merger Agreement shall have been terminated; or

       (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable good faith judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an
"interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On February 25, 1996, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

    Pursuant to the HSR Act, Parent intends to file a Premerger Notification and Report Form (the "HSR Report") in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Parent intends to file the HSR Report so as to allow the applicable HSR waiting period for the Offer to expire on or prior to 11:59 p.m., New York City time, on March 27, 1996. Pursuant to the HSR Act, Parent intends to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

    16. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Unterberg Harris is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. Parent has agreed to pay Unterberg Harris a fee of $2,500,000 if the transactions contemplated in the Merger Agreement are consummated and $1,000,000 if these transactions are not consummated and Parent receives the termination fee described in Section 10. Parent has also agreed to reimburse Unterberg Harris for all reasonable out-of-pocket expenses incurred by Unterberg Harris, including the reasonable fees and expenses of legal counsel, and to indemnify Unterberg Harris against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    Purchaser and Parent have retained Georgeson & Company Inc., as the Information Agent, and Citibank, N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc., will be paid a fee of $15,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    17. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          C Acquisition Corporation
February 29, 1996

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 2011 North Shoreline Boulevard, Mountain View, California 94043-1389. Unless otherwise indicated, each such person is a citizen of the United States of America and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME, CITIZENSHIP AND                        MATERIAL POSITIONS HELD DURING THE PAST FIVE
         CURRENT BUSINESS ADDRESS                           YEARS AND BUSINESS ADDRESSES THEREOF
-------------------------------------------  ------------------------------------------------------------------
Edward R. McCracken                          Director
                                             Chairman and Chief Executive Officer.
                                             Mr. McCracken became Chairman of Parent in 1994.

Thomas A. Jermoluk                           Director
                                             President and Chief Operating Officer.
                                             Mr. Jermoluk became an Executive Vice President of Parent in 1991 and was named Chief Operating Officer in 1992, and President in
                                             1994.

Robert R. Bishop                             Director
AUSTRALIA                                    Chairman, Silicon Graphics World Trade Corporation.
                                             Mr. Bishop, who has been an officer of Parent since 1991 and
                                             President of Silicon Graphics World Trade Corporation since 1986, was named Chairman of the Board of Silicon Graphics World Trade
                                             Corporation in July of 1995.

Allen F. Jacobson                            Director
3050 Minnesota World Trade Center            Former Chairman of the Board and
30 Seventh Street                            Chief Executive Officer, 3M Company (3M Center, Saint Paul, MN
East St. Paul, MN 55101                      55144).
                                             Mr. Jacobson was the Chairman of the Board and Chief Executive
                                             Officer of 3M Company until he retired on October 31, 1991. Mr.
                                             Jacobson serves on the boards of numerous other public companies.

C. Richard Kramlich                          Director
2490 Sand Hill Road                          Managing General Partner
Menlo Park, CA 94025                         New Enterprise Associates
                                             Mr. Kramlich also serves on the boards of numerous other public companies.

                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME, CITIZENSHIP AND                        MATERIAL POSITIONS HELD DURING THE PAST FIVE
         CURRENT BUSINESS ADDRESS                           YEARS AND BUSINESS ADDRESSES THEREOF
-------------------------------------------  ------------------------------------------------------------------
Robert A. Lutz                               Director
UNITED STATES AND SWITZERLAND                President and Chief Operating Officer
12000 Chrysler Drive                         Chrysler Corporation
Highland Park, MI 48288-0001                 Mr. Lutz was elected President of Chrysler Corporation in February
                                             1991. He has also served as Chief Operating Officer and a member of the Office of the Chairman since January 1993. Mr. Lutz has been a member of Chrysler Corporation's Board of Directors since
                                             1986.

James A. McDivitt                            Director
                                             Former Senior Vice President, Government Operations and
                                             International, Rockwell International Corporation. (1745 Jefferson
                                             Davis Highway, Arlington, VA 22202)
                                             Mr. McDivitt was Senior Vice President, Government Operations and
                                             International, of Rockwell International Corporation until his retirement in April 1995.

Lucille Shapiro, Ph.D.                       Director
Stanford University                          Professor and Chairman of the Department of Developmental Biology,
School of Medicine                           Stanford University School of Medicine.
Stanford, CA 94305-5427                      Dr. Shapiro has been Professor and Chairman of the Department of
                                             Developmental Biology, Stanford University School of Medicine,
                                             since 1989 and Professor of Genetics, Stanford University School
                                             of Medicine since 1990.

Robert B. Shapiro                            Director
800 North Lindbergh Boulevard                Chairman, President and Chief Executive Officer
St. Louis, MO 63167                          Monsanto Company.
                                             Mr. Shapiro has been the Chairman, President and Chief Executive
                                             Officer of Monsanto Company since April 1995. Prior to that time,
                                             Mr. Shapiro served as the President and Advisory Director of the
                                             Monsanto Company from 1993 to 1995 and the President of The
                                             Agricultural Group of Monsanto from 1990 to 1993. Mr. Shapiro also serves on the boards of other public companies.

James G. Treybig                             Director
                                             Former Chairman of the Board and Chief Executive Officer, Tandem
                                             Computers Incorporated (10435 N. Tantau Avenue, Cupertino, CA
                                             95014).
                                             Mr. Treybig was the Chief Executive Officer of Tandem Computers
                                             Incorporated until he retired on January 8, 1996. Mr. Treybig remains a director of Tandem Computers Incorporated.

                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME, CITIZENSHIP AND                        MATERIAL POSITIONS HELD DURING THE PAST FIVE
         CURRENT BUSINESS ADDRESS                           YEARS AND BUSINESS ADDRESSES THEREOF
-------------------------------------------  ------------------------------------------------------------------
Gary L. Lauer                                Executive Vice President, Worldwide Field Operations. President,
                                             Silicon Graphics World Trade Corporation.
                                             Mr. Lauer joined Parent in 1988 as a Vice President, was named
                                             Senior Vice President, North American Field Operations in 1991 and
                                             became Executive Vice President of Parent and President of Silicon
                                             Graphics World Trade Corporation in 1995.

Javaid Aziz                                  Senior Vice President, Europe.
UNITED KINGDOM                               Mr. Aziz joined Parent in 1995 as Senior Vice President, Europe.
                                             Prior to joining Parent, Mr. Aziz spent 20 years at IBM
                                             Corporation in technical, marketing and management positions, most recently as chief executive officer of the United Kingdom
                                             operations. (IBM UK Limited, P.O. Box 41, North Hasboro,
                                             Portsmouth, Hampshire, U.K. PO6 3AU)

Forest Baskett                               Senior Vice President, Research and Development and Chief
                                             Technology Officer.

Robert K. Burgess                            Senior Vice President.
CANADA                                       Mr. Burgess joined Parent in 1995 as Senior Vice President and
                                             President of Parent's Alias--Wavefront subsidiary. Prior to joining Parent, Mr. Burgess served as Alias Research Inc.'s (110
                                             Richmond Street East, Toronto, Ontario M5C 1P1) President and
                                             Chief Operating Officer since 1991 and its Chief Executive Officer as well as a Director since February 1992.

Kenneth L. Coleman                           Senior Vice President, Administration.

Stephen Goggiano                             Senior Vice President, Manufacturing and Customer Service.
                                             Mr. Goggiano was named Vice President/General Manager, Operations of Parent in 1990 and, in 1993, was named Senior Vice President.

Stanley J. Meresman                          Senior Vice President, Finance and Chief Financial Officer.

Michael Ramsay                               Senior Vice President.
UNITED KINGDOM                               Mr. Ramsay became Senior Vice President/General Manager, Entry
                                             Systems Division of Parent in 1991. In 1992, Mr. Ramsay was named
                                             Senior Vice President, Visual Systems Group, and, in 1994, became
                                             President of Silicon Studio, Inc.

                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME, CITIZENSHIP AND                        MATERIAL POSITIONS HELD DURING THE PAST FIVE
         CURRENT BUSINESS ADDRESS                           YEARS AND BUSINESS ADDRESSES THEREOF
-------------------------------------------  ------------------------------------------------------------------
Teruyasu Sekimoto                            Senior Vice President, East Asia.
JAPAN                                        Mr. Sekimoto was named Vice President, North Pacific Area of
                                             Parent in 1989 and in 1995 he was named Senior Vice President,
                                             East Asia.

William M. Kelly                             Vice President, Business Development, General Counsel and
                                             Secretary.
                                             Mr. Kelly joined Parent in 1994 as Vice President, Business
                                             Development, General Counsel and Secretary. Prior to joining
                                             Parent, Mr. Kelly had practiced law since 1978 with the firm of
                                             Shearman & Sterling, most recently as co-managing partner of that firm's San Francisco office (555 California Street, Suite 2000,
                                             San Francisco, California 94104).

Dennis P. McBride                            Vice President, Controller.

Robert W. Saltmarsh                          Vice President, Treasurer.
                                             Mr.  Saltmarsh joined Parent  in February 1996  as Vice President,
                                             Treasurer. Between 1994  and 1995, Mr.  Saltmarsh served as  Chief
                                             Financial  Officer  of  Radius,  Inc.  (215  Moffett  Park  Drive,
                                             Sunnyvale, CA 94089) and prior to  that spent 12 years with  Apple
                                             Computer,  Inc.  (20525 Mariani  Avenue,  Cupertino, CA  95014) in
                                             several  executive  positions,  most  recently  serving  as   Vice
                                             President of Finance.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. The current business address of each person is 2011 North Shoreline Boulevard, Mountain View, California 94043-1389. Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual's name refers to employment with Purchaser.

                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME, CITIZENSHIP AND                        MATERIAL POSITIONS HELD DURING THE PAST FIVE
         CURRENT BUSINESS ADDRESS                           YEARS AND BUSINESS ADDRESSES THEREOF
-------------------------------------------  ------------------------------------------------------------------
Thomas A. Jermoluk                           President.
                                             Mr. Jermoluk became an Executive Vice President of Parent in 1991 and was named Chief Operating Officer in 1992, and President in
                                             1994.

William M. Kelly                             Director
                                             Vice President.
                                             Mr. Kelly joined Parent in 1994 as Vice President, Business
                                             Development, General Counsel and Secretary. Prior to joining
                                             Parent, Mr. Kelly had practiced law since 1978 with the firm of
                                             Shearman & Sterling, most recently as co-managing partner of that firm's San Francisco office (555 California Street, Suite 2000,
                                             San Francisco, California 94104).

Robert W. Saltmarsh                          Director
                                             Chief Financial Officer.
                                             Mr. Saltmarsh joined Parent in February 1996 as Vice President,
                                             Treasurer. Between 1994 and 1995, Mr. Saltmarsh served as Chief
                                             Financial Officer of Radius, Inc. (215 Moffett Park Drive,
                                             Sunnyvale, CA 94089) and prior to that spent 12 years with Apple
                                             Computer, Inc. (20525 Mariani Avenue, Cupertino, CA 95014) in
                                             several executive positions, most recently serving as Vice
                                             President of Finance.

    Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                                 CITIBANK, N.A.

          BY MAIL:               BY OVERNIGHT COURIER:                BY HAND:
       Citibank, N.A.                Citibank, N.A.                Citibank, N.A.
     c/o Citicorp Data             c/o Citicorp Data           Corporate Trust Window
     Distribution, Inc.            Distribution, Inc.             111 Wall Street
       P.O. Box 1429                404 Sette Drive                  5th Floor
     Paramus, NJ 07653             Paramus, NJ 07652                New York, NY

                                     BY FACSIMILE:
                            (For Eligible Institutions Only)
                                     (201) 262-3240

                                 CONFIRM BY TELEPHONE:
                                     (800) 422-2077

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Dealer Manager or the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            GEORGESON & COMPANY INC.
                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT (212) 440-9800
                         CALL TOLL FREE: 1-800-223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                                UNTERBERG HARRIS

                         275 Battery Street, 29th Floor
                        San Francisco, California 94111
                         CALL TOLL FREE: 1-800-622-8448